Press Release
FOR IMMEDIATE RELEASE
CONTACT:
Joseph C. O'Neill, Jr.
Executive Vice President and Chief Financial Officer
(267) 280-4000 ext. 6232

HV BANCORP, INC.
ANNOUNCES SPECIAL CASH DIVIDEND

Huntingdon Valley, Pennsylvania-February 22, 2018, HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) (the "Company"), the holding company for Huntingdon Valley Bank (the "Bank"), today announced that its board of directors declared a special cash dividend of $0.50 per common share.  The dividend will be paid on or about March 22, 2018, to shareholders of record as of the close of business on March 8, 2018.  This is the first cash dividend for the Company since the completion of its initial public offering in January 2017.

"We are pleased to announce a special cash dividend paid to our shareholders," said Travis J. Thompson, President and Chief Executive Officer of the Company.  "The payment of this special dividend represents our commitment to enhancing shareholder value and the Board of Directors would consider paying special dividends again in the future, subject to our future financial condition, results of operations, and future market, regulatory and general economic conditions."

HV Bancorp. Inc., a Pennsylvania corporation, is the holding company for Huntingdon Valley Bank, a community bank located in suburban Philadelphia, which has provided consumer and commercial banking services since 1871. We currently operate four full-service locations in Bucks, Montgomery and Philadelphia counties, Pennsylvania.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.